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                                                                    EXHIBIT 99.1

                        PARKER DRILLING COMPANY ANNOUNCES
     CLOSING OF SALE OF $150 MILLION OF SENIOR FLOATING RATE NOTES DUE 2010

      HOUSTON, September 2, 2004 - Parker Drilling Company (NYSE: PKD) announced today that it has closed its previously announced sale of senior floating rate notes due 2010 in a private offering that resulted in gross proceeds of $150 million. The notes bear interest at a floating rate equal to three-month LIBOR plus 4.75%. Interest on the notes will be reset quarterly. The notes are unsecured and guaranteed by substantially all of the Company's domestic subsidiaries. The notes will mature on September 1, 2010.

      The Company has used $70 million of the net proceeds of the offering of the notes to repay all outstanding borrowings under the term loan portion of its existing credit facility. The Company intends to use the remaining net proceeds of the offering of the notes, together with cash on hand, to fund the August 6, 2004 cash tender offer for up to $80 million aggregate principal amount of the Company's 10 1/8% senior notes due 2009.

      The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

      This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.